ERIC BALL JOINS GLU MOBILE BOARD OF DIRECTORS AND AUDIT COMMITTEE

San Francisco, Calif. – Oct. 10, 2013 – Glu Mobile Inc. (NASDAQ: GLUU), a leading global developer and publisher of freemium games for smartphone and tablet devices, today announced that Eric Ball has joined the company’s Board of Directors and Audit Committee. Ball is a Senior Vice President of Finance for Oracle and brings to Glu strong public company experience in managing worldwide treasury operations, capital markets activity, investment portfolio, foreign exchange, stock services, and risk management.

“Eric has a proven history as a public company executive. I expect that his experience will add significant value to Glu’s Board of Directors and look forward to his contributions to the Audit Committee,” said Niccolo de Masi, Glu CEO.

“Glu continues to deliver leading gaming experiences on mobile. I look forward to working with Glu’s Board and senior management team to support company goals and enhance stockholder value,” said Ball.

Mr. Ball serves on several boards in addition to Glu Mobile, including: Oracle Japan (a public company listed on the Tokyo Stock Exchange) and the Richard M. Lucas Medical Foundation. He is a board advisor to BraveNewTalent, and has been an advisor to Theranos. Prior to joining Oracle, Eric worked in a variety of headquarters and operating finance roles at Flextronics, Cisco Systems, Avery Dennison, and AT&T.

Ball was named by Treasury & Risk Management magazine in November 2003 as one of the “Top 40 Under 40” in Finance, and in June 2011 as one of the “100 Most Influential People in Finance.” Ball is a Kauffman Fellow, having completed a two-year program dedicated to innovation investing.

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Glu Mobile
Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of freemium games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, DEER HUNTER, ETERNITY WARRIORS, and FRONTLINE COMMANDO on a wide range of platforms including iOS, Android, Windows Phone, Google Chrome, and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with a major office outside Seattle, and international locations in Canada, China, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.
CONTRACT KILLER, DEER HUNTER, ETERNITY WARRIORS, FRONTLINE COMMANDO, GLU, GLU MOBILE and the ‘g’ character logo are trademarks of Glu Mobile Inc.

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